Exhibit 10.3

January 21, 2014
To:    David B. Spencer

Re:	Executive Incentive Program Payments
Dear David:
As you know, BNC Bancorp (the “Company) has established the BNC Bancorp Executive Incentive Program (the “Program”). The Program provides an opportunity for selected participants to earn cash and/or equity awards based on meeting or exceeding Company goals, as determined by the Compensation Committee (the “Committee) of the Board of Directors of the Company. You have been selected as a participant in the Program for the 2013 Program Year. Terms not defined in this letter have the meanings given such terms in the Executive Incentive Program or the 2013 Omnibus Stock Incentive Plan, as applicable.
The Committee has determined that, based on the attainment of pre-established performance measures and goals, effective as of January 21, 2014, you have been awarded the following benefits under the Program for the 2013 Program Year:
Mr. Spencer:    A. Cash Benefit:    $180,704

B. Equity Benefit:    $90,328 payable in the form of 5,270 shares of the Company’s Common Stock (the “Common Stock”), with such number of shares being based on the dollar amount noted in B. herein divided by the closing price of the Common Stock on December 31, 2013, the last day of the 2013 Program Year.

Benefits earned under the Program are paid under the BNC Bancorp 2013 Omnibus Stock Incentive Plan (the “2013 Plan”). Specifically, (i) the cash benefit described above shall be payable in the form of a Performance Unit authorized under the 2013 Plan, and (ii) the equity benefit, which is paid in lieu of the cash amount noted under “Equity Benefit,” above in B., above, shall be payable in the form of an Other Stock-Based Award authorized under the 2013 Plan. Both the Performance Unit and the Other-Stock Based Award shall be fully vested upon the date of the grant and no additional vesting or performance restrictions shall apply with respect to such awards. However, both the Performance Unit and the Other Stock-Based Award granted herein shall be subject to the terms and conditions of the 2013 Plan and the Program.
This letter agreement constitutes the Award Agreement for such Performance Unit and Other Stock-Based Award, and, by signing this letter agreement, you and the Company agree to be bound by the terms of this letter agreement, including the terms of the Program and the 2013 Plan. Note that the payment of the benefits described above is subject to compliance with applicable withholding obligations. Please also note that participation in the Program or the 2013 Plan for any certain period does not create any right of participation, benefits or employment in a future period. You should consult with your personal financial advisor regarding the tax effects of receiving the awards described herein, and the Company makes no representation regarding such tax consequences.
Congratulations on earning the awards described in this letter and thank you for your continued contribution to the Company’s success!
Please sign and acknowledge your agreement to the terms of this letter and return one copy of the letter to Annette Rollins, Chief Human Resources Officer of Bank of North Carolina, at arollins@bankofnc.com.
With best regards,
Very truly yours,

By:	/s/ D. Vann Williford

Name:	D. Vann Williford

Title:	Chairman, Compensation Committee of the BNC Board of Directors

Agreed to and Acknowledged by:    _/s/ _David B. Spencer
David B. Spencer
__January 21, 2014________________
Date